EXHIBIT 99

OurPet’s Company
1300 East Street
Fairport Harbor, OH 44077-5573, USA
(800) 565-2695 * Phone (440) 354-6500
Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record 2007 Second-Quarter and First-Half Financial Results

• Second-Quarter Net Income up 628.4% on a 28.3% Increase in Quarterly Sales
• First-Half Net Income up 262.9% on a 25.5% Increase in First-Half Sales
• Management Optimistic About 2007

FAIRPORT HARBOR, OHIO – July 26, 2007 – OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported record financial results for the 2007 second quarter and first half ended June 30, 2007.

Net revenues for the 2007 second quarter increased 28.3 percent to $2,816,812 from $2,196,069 in the same period a year ago. Gross margin, as a percent of sales for the 2007 second quarter, increased significantly 5.1 percentage points to 28.9 percent, from 23.8 percent in the 2006 second quarter. Net income for the 2007 second quarter increased 628.4 percent to $172,012 compared to $23,615 for the 2006 second quarter. Earnings, before interest, taxes, depreciation and amortization (EBITDA), for the 2007 second quarter, increased 107.6 percent to $331,507, compared to $159,703 for the 2006 second quarter.

Net revenues for the 2007 first half increased 25.5 percent to $5,400,182 from $4,303,510 in the same period a year ago. Gross margin, as a percent of sales for the 2007 first half, increased 2.7 percentage points to 27.8 percent, from 25.1 percent in the 2006 first half. Net income for the 2007 first half increased 262.9 percent to $287,525 compared to $79,234 for the 2006 first half. EBITDA for the 2007 first half, increased 77.7 percent to $600,608, compared to $337,916 for the 2006 first half.

Dr. Steven Tsengas, President and CEO, stated, “We reached many financial and operating milestones during the quarter, including record second quarter sales and net earnings. During the quarter, we successfully completed the move into our new warehouse at our headquarters greatly enhancing the amount of space we have for inventory and efficient staging, fulfillment, receiving and shipping operations. As a result of this expansion we closed a warehouse facility operated in Akron, Ohio, which will lower our cost of doing business. Also during the 2007 second quarter, we were successful in expanding our market penetration as we received orders from two major national drugstore chains. This is our first entrance into the drugstore market. Most importantly during the quarter, we became much closer to the launch of the SmartScoopTM automatic cat litter box. We are working closely with our Chinese manufacturer to make sure the launch goes smoothly.

“For the quarter, sales and net earnings continued to improve as a result of the strong growth from our existing product lines mostly to our established customers. As a result, we are well positioned to expand sales and earnings as we enter the seasonally strong second half of the year. During the second half of 2007 we also expect to launch our ecoPure Naturals brand of products. I encourage everyone to go to our new websites featuring SmartScoopTM and

ecoPure Naturals. They can be found at http://www.smartscoop.com and http://ecopurenaturals.com .”

Dr. Steve concluded, “While we are concentrating very hard on successfully launching our new products we have begun developing new products for 2008. We are optimistic that during 2008 we will introduce a significant amount of innovative new products focused on promoting pet health, well-being and owner and pet interaction. We remain optimistic that the remainder of 2007 will show very favorable comparisons over the same periods last year.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

OURPET’S COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenue	$2,816,812	$2,196,069	$5,400,182	$4,303,510
Cost of goods sold	2,003,351	1,673,559	3,899,856	3,221,637

Gross profit on sales	813,461	522,510	1,500,326	1,081,873
Selling, general and administrative expenses	601,044	462,177	1,135,724	901,635

Income from operations	212,417	60,333	364,602	180,238
Acquisition consolidation expenses	—	—	—	55,292
Other income and expense, net	(1)	(6,469)	(2,069)	(32,183)
Interest expense	40,406	43,187	79,146	77,895

Net income	$172,012	$23,615	$287,525	$79,234

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$—	$—	$0.01	$—

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	17,828,206	15,745,465	17,531,447	15,510,021

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2007	December 31, 2006

ASSETS
Cash and equivalents	$21,772	$30,400
Receivables, net	1,563,824	1,160,832
Inventories	2,857,637	2,848,980
Prepaid expenses	174,122	48,231

Total current assets	4,617,355	4,088,443
Property and equipment, net	2,278,160	2,058,201
Other	330,949	329,735

Total assets	$7,226,464	$6,476,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings and current maturities of long-term debt	$1,672,232	$1,548,911
Accounts payable	1,142,700	1,020,645
Accrued expenses	130,772	164,973

Total current liabilities	2,945,704	2,734,529
Long-term debt	361,127	211,132
Stockholders’ equity	3,919,633	3,530,718

Total liabilities and stockholders’ equity	$7,226,464	$6,476,379

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